Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We have issued our report dated February 15, 2008, accompanying the consolidated financial statements of NB&T Financial Group, Inc., and subsidiary appearing in the 2007 Annual Report of the Company to its stockholders included in the Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this Post-effective Amendment No. 1 to Registration Statement. We consent to the incorporation by reference in Post-effective Amendment No. 1 to Registration Statement of the aforementioned report.

/s/ BKD LLP

Cincinnati, Ohio
December 19, 2008